EXHIBIT (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE
15% SECURED NOTES AND WARRANTS TO PURCHASE COMMON STOCK
ISSUED PURSUANT TO THE LOAN
AND SECURITY AGREEMENT DATED AS OF JUNE 6, 2013, AS AMENDED

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M. (EASTERN TIME) ON SEPTEMBER 9, 2015, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS JULY 29, 2015

Boomerang Systems, Inc., a Delaware corporation (the “Company,” “Boomerang,” “we” or “us”), is offering to exchange certain of its secured notes and outstanding warrants to purchase common stock for New Shares (as defined herein) and New Warrants (as defined herein). The New Shares and New Warrants are referred to herein as the New Securities. The notes and warrants eligible for exchange are the 15% Secured Notes (the “Notes”) and the warrants to purchase common stock (the “Eligible Warrants”), in each case issued pursuant to the Loan and Security Agreement dated as of June 6, 2013 (as amended through the date hereof, the “Loan Agreement”) by and among the Company, Boomerang Systems, Inc., Boomerang USA Corp. and Boomerang MP Holdings, Inc. (collectively, the “Borrowers”), the Lenders party thereto from time to time and Parking Source LLC, as agent. The Notes and Eligible Warrants are referred to herein as the “Eligible Securities”

On the terms and subject to the conditions of the Offer, we are offering to exchange the Notes and Eligible Warrants for the following:

The issuance of (i) shares of common stock (the “New Shares”) for the settlement of the balance of the Note (principal and interest as of September 9, 2015) at $2.15 per share, subject to adjustment, and (ii) new warrants to purchase common stock (“New Warrants”) of a like number of Eligible Warrants tendered, in each case upon the terms and subject to the conditions set forth in this “Offer to Exchange” and the “Election to Participate”, which together may be amended and/or supplemented from time to time, constitute the “Offer.”

The Offer is for the Notes and Eligible Warrants together. We will not accept Notes tendered without Eligible Warrants or Eligible Warrants tendered without Notes. In addition, the Offer is not conditioned upon any minimum principal amount of Notes or minimum number of Eligible Warrants being tendered. See Section 3 Exchange of Eligible Securities for New Securities. These materials provide information regarding the Offer and instructions as to how you can participate.

We are offering to exchange the Notes for the New Shares to settle the balances of the Notes and give the holders of the Notes an opportunity to obtain common stock of the Company. The exchange of Notes for New Shares under the Offer provides an opportunity for the Company to relieve substantially all of its outstanding debt and improve its capital structure. We are offering to exchange the Eligible Warrants for New Warrants to eliminate the full ratchet anti-dilution provisions contained in the Eligible Warrants. The elimination of the full ratchet anti-dilution provisions provides an opportunity for the Company to raise additional equity capital at a price lower than the exercise price without new investors sustaining immediate or future dilution upon exercise of the warrants.

The Company believes that it will require additional funding in the near term to continue its operations and believes that it will not be able to raise additional equity capital unless it is able to exchange all or a substantial portion of the Notes and eliminate the full ratchet anti-dilution provisions from all or additionally all of the Eligible Warrants.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “BMER.” On July 27, 2015, the closing price per share of our common stock was $1.65.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR NOTES AND ELIGIBLE WARRANTS. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO EXCHANGE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE ELECTION TO PARTICIPATE BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR NOTES AND ELIGIBLE WARRANTS IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR NOTES AND ELIGIBLE WARRANTS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

You may direct questions and requests for assistance, and requests for additional copies of this Offer to Exchange and the Election to Participate, to Boomerang Systems, Inc. at the address and telephone numbers set forth on the last page of this document.

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SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Important additional information is contained in the remainder of this Offer to Exchange and the accompanying Election to Participate. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

1.          What is the Offer?

Upon the terms and subject to the conditions described in this Offer to Exchange and Election to Participate, we are offering to exchange the Notes and Eligible Warrants for the following:

•	The issuance of restricted common stock (the “Shares” or the “New Shares”) for the settlement of the balance of the note (principal and interest accrued and unpaid as of September 9, 2015) at $2.15 per share, subject to adjustment in the event the Company completes an offering of common stock or securities convertible into common stock on or prior to December 31, 2015, in which the Company receives gross proceeds of at least $5 million and the offering price per share of common stock (a conversion price in the case of convertible securities) is below $2.15 (the first such offering, if any, to occur is referred to as the “Future Offering”). In the event the Future Offering is consummated on or before December 31, 2015, the price per New Share issued in exchange for the Notes in this Offer shall be reduced, but not increased (the “Reduced Price”), to the greater of (i) the price at which shares of common stock are sold in the Future Offering (or the conversion price if convertible securities are sold in the Future Offering) and (ii) $1.00. The reduction to the price per share issued in this Offer shall be affected by issuing to each holder of Notes that participates in the Offer additional New Shares so as to reduce the price at which New Shares are issued to the Reduced Price. As an example, if a holder of Notes is issued 100,000 New Shares in exchange for $215,000 of principal and accrued interest of Notes and the Company completes a Future Offering at a price per share of $2.00, the Reduced Price will be $2.00 and the Company will issue to such holder an additional 7,500 New Shares.

•	The issuance of new warrants to purchase common stock (“New Warrants”) of a like number of Eligible Warrants tendered.

2.          What is the difference between the Eligible Warrants and the New Warrants?

Your Eligible Warrants have full-ratchet anti-dilution protection, which means that should the Company issue equity securities in the future at a price per share less than the then-current exercise price, the exercise price of the Eligible Warrant would be reduced to such lower price per share (subject to a minimum adjusted exercise price of $1.00 per share) and the number of shares of common stock issuable upon exercise of the Eligible Warrant would be increased correspondingly. The Eligible Warrants and New Warrants are identical other than the elimination of this full ratchet anti-dilution provisions. See Section 10 Description of the Eligible Securities; Source and Amount of Consideration.

3.          Why is the Company making the Offer?

We are offering to exchange the Notes for the New Shares to settle the balances of the Notes and give the holders of the Notes an opportunity to obtain common stock of the Company. The exchange of Notes for New Shares under the Offer provides an opportunity for the Company to relieve substantially all of its outstanding debt and improve its capital structure. We are offering to exchange the Eligible Warrants for New Warrants to eliminate the full ratchet anti-dilution provisions contained in the Eligible Warrants. The elimination of the full ratchet anti-dilution provisions provides an opportunity for the Company to raise additional equity capital at a price lower than the exercise price without new investors sustaining immediate or future dilution upon exercise of the warrants.

The Company believes that it will require additional funding in the near term to continue its operations and believes that it will not be able to raise additional equity capital unless it is able to exchange all or a substantial portion of the Notes and eliminate the full ratchet anti-dilution provision from all or substantially all of the Eligible Warrants.

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See Section 1 of the Offer: Background and Purpose of the Offer for more information on the purpose of the Offer.

4.          Who is entitled to participate in the Offer?

Only the holders of Notes and Eligible Warrants described in this Offer to Exchange are eligible to participate in the Offer. These Notes and Eligible Warrants were issued to pursuant to the Loan Agreement. No other holders of promissory notes or warrants may participate in the Offer.

5.          What principal amount of Notes and number of Eligible Warrants will Boomerang exchange?

We are offering to exchange all of the Notes and Eligible Warrants. As of July 29, 2015, $13,350,000 principal amount of Notes was outstanding. The balance of the outstanding Notes is $15,741,110 (including principal and accrued interest as of September 9, 2015). In addition, there is an additional $1,600,000 of commitments for Notes which may be drawdown under the Loan Agreement and which would be eligible to participate in the Offer. Consequently, warrants to purchase an additional 744,187 shares of common stock that would be issued upon such drawdown would also be eligible to participate in the Offer.See Section 3 of the Offer: Exchange of Eligible Securities for New Securities.

6.          How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on September 9, 2015 to decide whether to tender your Eligible Securities in the Offer unless the Offer is terminated or extended by us as described in this Offer to Exchange.

7.          How do I choose to participate in the Offer?

To tender your Eligible Securities, you must deliver a completed Election to Participate to the Company by mail to Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932; by facsimile, to (973) 387-8513; or by email, to ryanc@boomerangsystems.com, in each case to arrive at the Company no later than the time the Offer expires. See Section 4 of the Offer: Procedures for Tendering Eligible Securities.

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.

8.          Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer for up to 10 additional business days in some cases.

9.          How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time) on the next business day after the day on which the Offer was scheduled to expire.

10.         If I choose to participate in the Offer, do I have to tender all of my Eligible Securities or can I just tender a portion?

If you elect to participate in the Offer, you must tender all of your Eligible Securities.

11.         What will happen if I do not tender my Eligible Securities in the Offer?

Your Eligible Securities will remain outstanding.

12.         Can I tender my Notes without my Eligible Warrants or my Eligible Warrants without my Notes

No. The Offer is for the Notes and Eligible Warrants together. We will not accept Notes tendered without Eligible Warrants or Eligible Warrants tendered without Notes.

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13.         Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned on a minimum principal amount of Notes or minimum number of Eligible Warrants being tendered in the Offer. The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6: Extension of the Offer; Termination; Amendment.

14.         Until what time can I withdraw previously tendered Eligible Securities?

You may withdraw previously tendered Eligible Securities at any time until the Offer has expired. To withdraw securities, you must deliver a completed Notice of Withdrawal to the Company while you still have the right to withdraw your Eligible Securities. Please review Section 7 of the Offer: Withdrawal Rights.

15.         When will the Company issue the New Securities in exchange for tendered Eligible Securities?

We will issue the New Securities in exchange for the tendered Eligible Securities promptly after the expiration of the Offer and our acceptance of your Eligible Securities.

16.         Are there risks that I should consider in deciding whether to tender my Eligible Securities in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

17.         Will the shares of common stock issued in the Offer be eligible for resale without restriction?

The New Shares issued under the Offer are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock shall be deemed to have been acquired at the time the Note was acquired and fully paid for and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports on Form 8-K, at that time. See Section 10 of the Offer: Description of Eligible Securities; Source and Amount of Consideration.

18.         Will the shares of common stock to be issued upon exercise of the New Warrants be eligible for resale without restriction?

The shares of common stock issuable upon exercise of the New Warrants will be issued in reliance upon exemptions from the Securities Act. Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the New Warrants may be exercised pursuant to a “cashless” or “net issue” exercise, and, if so exercised, the shares of common stock acquired upon such exercise shall be deemed to have been acquired at the time the Eligible Warrants were acquired and fully paid for and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act, at that time. See Section 10 of the Offer: Description of Eligible Securities; Source and Amount of Consideration.

19.         Will directors and executive officers of the Company be able to participate in the Offer?

Yes. Our directors and executive officers and their respective affiliates that are also holders of Eligible Securities will be able to participate in the Offer on the same terms as other holders of Eligible Securities. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements, for a description of those directors, executive officers or their affiliates that hold Eligible Securities.

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20.         Do any of the executive officers and directors have an interest in the Offer?

Some of our executive officers and directors and/or their family members or affiliates have an interest in the Offer in their capacity as holders of Eligible Securities and as our stockholders. See Section 12 of the Offer: Interests of Directors and Executive Officers; Transactions and Arrangements.

21.         What does the Company's Board of Directors think of the Offer?

Our Board of Directors has unanimously approved the Offer, but it makes no recommendation as to whether holders of Eligible Securities should accept the Offer.

22.         Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2014, Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014 filed with the SEC on February 17, 2015 and the and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the SEC on May 15, 2015. These reports and other documents we file with the SEC are available for review at www.sec.gov. See Section 16 of the Offer: Additional Information. In addition, before making your decision, you should review the section “Risks of Participating in the Offer”.

23.         Will I have to pay federal income taxes if I participate in the Offer?

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 14 of the Offer: Certain United States Federal Income Tax Considerations.

24.         Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact Investor Relations at the Company at: 30 A Vreeland Road, Florham Park, NJ 07932, telephone: (973) 387-8514. However, only answers questions relating to the Offer will be provided; we will not provide you with any advice or recommendation as to whether or not you should participate in the Offer. See Section 16 of the Offer: Additional Information.

IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The New Securities issued in exchange for the Notes and Eligible Warrants in this Offer, and common stock issuable upon exercise of the New Warrants, will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Eligible Securities. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Securities. None of the Company, the directors, officers or any affiliated persons, advisors, representatives, counsel or other agent is making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

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FORWARD-LOOKING STATEMENTS

This Offer to Exchange (and documents included in this filing or incorporated by reference) may contain certain statements which are forward- looking in nature and are largely based on our current expectations and projections about future events and conditions affecting our business, the markets for our products, customer acceptance of our products and conditions in the parking and construction industries and other factors beyond our control. Such forward-looking statements include, in particular, among others, statements about our plans, liquidity, working capital, strategies, business prospects, changes and trends in our business and the markets in which we operate and intend to operate. These forward-looking statements may be identified by the use of terms and phrases such as “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, “would”, “should”, “seeks”, “anticipates”, or the negative of such terms or other similar expressions or variations of these terms and similar phrases. These statements reflect our judgment as of the date of this Offer to Exchange with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.”

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent periodic reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC and listed in Section 16: Additional Information, before exchanging your Eligible Securities for New Securities in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors unanimously approved the Offer, but it makes no recommendation as to whether holders of Eligible Securities should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Securities for purposes of negotiating the terms of the Offer.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Notes for New Shares and Eligible Warrants for New Warrants pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Notes for New Shares and Eligible Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would generally be required to recognize capital gain or loss equal to the difference between the fair market value of the New Shares received and your tax basis in the Notes. See Section 14: Certain United States Federal Income Tax Considerations.

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The shares of common stock issued under the Offer are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The shares of common stock issued under the Offer are being issued in reliance upon exemptions from the Securities Act. Therefore, such shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issued under the Offer shall be deemed to have been acquired at the time the Note was acquired and fully paid for and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act at that time.

The shares of common stock issuable upon exercise of the New Warrants, will be restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The shares of common stock issuable upon exercise of the New Warrants will be issued in reliance upon exemptions from the Securities Act. Therefore, such shares of common stock will be “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of common stock issuable upon exercise of the New Warrants will be deemed to have been acquired at the time the Eligible Warrant was acquired and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act at that time.

Your interests will no longer be secured by the assets of the Company and the other Borrowers.

The Notes are senior debt obligations of the Company and the other Borrowers, secured by a first priority lien upon substantially all of the assets of the Company and the other Borrowers and rank senior in payment preference to the other debt of the Company and other Borrowers. By participating in the Offer, you will give up the right to payment before holders of common stock of the Company on a liquidation, dissolution or winding up of the Company. Furthermore, in the case that the Company is subject to liquidation, the New Shares will have a lower preference for payment than the Notes.

By participating in the Offer, you will give up your right to withhold consent to the Company and the other Borrowers taking certain actions.

The Company and the other Borrowers made several covenants in the Loan Agreement to the holders of the Notes that restrict the activities of the Company and the other Borrowers. If the Company or any other Borrower desires to take any action that is not permitted by such covenants, the Loan Agreement provides that holders of a majority of Notes are required to consent to such action. As a result of such covenants, the Company and the other Borrowers cannot, among other things, subject to certain exceptions, (i) enter into any merger, consolidation or reorganization with any other person or entity or acquire all or a substantial portion of the assets or equity of any other person or entity, (ii) create liens, (iii) make loan advances or extensions of credit to any person or entity, (iv) pay or make any dividends or distributions on its equity securities, (v) create, assume or suffer to exist any indebtedness, (vi) enter into transactions with affiliates, (vii) change the nature of its business or (viii) amend its organizational documents. If you participate in the Offer, you will no longer be able to consent or withhold consent to the Company taking these actions. These actions could have a negative effect on the price of the common stock of the Company.

By participating in the Offer, your interest in the Company may be diluted by future issuances of securities by the Company.

Your Eligible Warrants have full-ratchet anti-dilution protection, which means that should the Company issue securities in the future at a price per share less than the then-current exercise price, then the exercise price of the Eligible Warrant would be reduced to such lower price per share and the number of shares of common stock issuable upon exercise of the Eligible Warrant would be increased correspondingly. If you participate in the Offer, you will receive New Warrants which no longer have the benefit of this anti-dilution protection. As a result should the Company issue securities at a price per share of less than $2.15 per share, which is the current exercise price of the Eligible Warrants, your interest in the Company will be diluted.

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THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in Section 10 of the Offer: Description of the Eligible Securities; Source and Amount of Consideration, we issued secured notes pursuant to the Loan Agreement, described more fully in Section 2 Eligibility. In addition, we issued warrants to purchase common stock to the lenders under the Loan Agreement at a rate of 46,512 warrants (after giving effect to anti-dilution adjustments through the date of the Offer) for each $100,000 advanced. Information concerning the Notes, including the principal amount outstanding, interest rate and maturity date, and information regarding the Eligible Warrants, including the exercise price and expiration date, are described in Section 10 of this Offer to Exchange.

Purpose of the Offer

We are offering to exchange the Notes for the New Shares to settle the balances of the Notes and give the holders of the Notes an opportunity to obtain common stock of the Company. The exchange of Notes for New Shares under the Offer provides an opportunity for the Company to relieve substantially all of its outstanding debt and improve its capital structure. We are offering to exchange the Eligible Warrants for New Warrants to eliminate the full ratchet anti-dilution provisions contained in the Eligible Warrants. The elimination of the full ratchet anti-dilution provisions provides an opportunity for the Company to raise additional equity capital at a price lower than the exercise price without new investors sustaining immediate or future dilution upon exercise of the warrants.

The Company believes that it will require additional funding in the near term to continue its operations and believes that it will not be able to raise additional equity capital unless it is able to exchange all or a substantial portion of the Notes and eliminate the full ratchet anti-dilution provisions from all or substantially all of the Eligible Warrants.

2.          Eligibility.

We are offering holders of outstanding Eligible Securities issued pursuant to the Loan Agreement the opportunity to voluntarily exchange their Eligible Securities for New Securities, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Eligible Securities whose names appear in our corporate records as of the date of this Offer to Exchange. Each Note and associated Eligible Warrant were issued together pursuant to the Loan Agreement. According to the corporate records of the Company, no transfers of Notes or Eligible Warrants, separate from each other have taken place. Consequently, each holder receiving this Offer is a holder of both Notes and Eligible Warrants.

As of July 29, 2015, $13,350,000 aggregate principal amount of Notes and 6,209,484 Eligible Warrants were outstanding. In addition, there is an additional $1,600,000 of commitments for Notes which may be drawdown under the Loan Agreement and which would be eligible to participate in the Offer. Consequently, an additional 744,187 Eligible Warrants that would be issued upon such drawdown would also be eligible to participate in the Offer.

If you properly tender (and do not validly withdraw) your Eligible Securities on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you New Securities promptly following the expiration of the Offer. See Section 5 of the Offer: Acceptance of Eligible Securities and Issuance of New Securities.

3.          Exchange of Eligible Securities for New Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities for exchange, assuming such Eligible Securities are accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Securities will be considered to have been exchanged for New Securities concurrently with the expiration of the Offer.

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We will issue New Securities for which your Eligible Securities were exchanged promptly following the expiration of the Offer and the Eligible Securities will be cancelled. The Offer is not conditioned on any minimum principal amount of Notes or minimum number of Eligible Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See Section 8: Conditions of the Offer.

4.          Procedures for Tendering Eligible Securities.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Securities will remain outstanding.

We will not accept any Eligible Securities for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering security holders any Eligible Securities that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Securities

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and deliver it to us by mail or courier service to Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932; by fax, to fax number (973) 387-8513; or by email, to ryanc@boomerangsystems.com, so that we receive it no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on September 9, 2015 (or such later date and time as we may extend the expiration of the Offer). Timely delivery of a properly completed Election to Participate may be deemed by us to constitute the tendering of indicated Eligible Securities.

The Election to Participate should clearly indicate the principal amount of Notes and number of Eligible Warrants you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange.

The Election to Participate must be executed by the record holder of the tendered Eligible Securities. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Eligible Securities prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

Delivery of documents by mail or courier service is at your expense and risk. If you choose to deliver documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Securities; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Securities or withdrawal of tendered Eligible Securities. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Securities that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Security. No tender of Eligible Securities or withdrawal of tendered Eligible Securities will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

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5.          Acceptance of Eligible Securities and Issuance of New Securities.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

•	accept for exchange all properly tendered and not validly withdrawn Eligible Securities; and

•	treat all such tendered Eligible Securities as exchanged for New Securities as described in this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Securities in exchange for your Eligible Securities and the Eligible Securities will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Securities for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Eligible Securities.

By properly tendering (and not validly withdrawing) your Eligible Securities, you will have accepted the Offer. Our acceptance of your Eligible Securities for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Securities will remain outstanding. If you elect not to participate in the Offer, you will not have any rights to New Securities.

6.          Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on September 9, 2015. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Securities. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this Offer to Exchange will be disseminated promptly to holders of Eligible Securities in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	increase or decrease the principal amount of Notes or number of Eligible Warrants eligible to participate in this Offer; or

•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until at least the expiration of such 10-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Securities upon the occurrence of any of the conditions specified under Section 8: Conditions of the Offer by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Securities is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Securities tendered promptly after termination or withdrawal of a tender offer.

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If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.          Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election to Participate and Eligible Securities only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to us so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on September 9, 2015 or such later date and time as we may extend the expiration of the Offer). Delivery of the Notice of Withdrawal may be made by mail to Boomerang Systems, Inc., 30 A Vreeland Road, Florham Park, NJ 07932; by facsimile, to (973) 387-8513; or by email, to ryanc@boomerangsystems.com.

The Notice of Withdrawal must be executed by the record holder of the Eligible Securities to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Eligible Securities pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer.

Delivery of documents by mail or courier service is at your expense and risk. If you choose to deliver documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Eligible Securities, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

8.          Conditions of the Offer.

Conditions Applicable to all Eligible Securities

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Securities, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Securities, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Securities:

(a)          there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of New Securities, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)          there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

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•	make the acceptance of the Eligible Securities tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Securities tendered for exchange;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Securities;

(c)          there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the- counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

(d)          a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

9.	Market for Our Common Stock.

Our common stock is listed on the OTCQB and trades under the symbol “BMER.” As of July 27, 2015, the number of record holders of our common stock was approximately 510 and the number of shares of common stock outstanding was 18,237,308.

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The following table contains information about the range of high and low sale prices for our common stock based upon reports of transactions on the OTC Market.

Period	High	Low
Quarter Ended December 31, 2012	$3.98	$1.01
Quarter Ended March 31, 2013	$4.65	$2.00
Quarter Ended June 30, 2013	$3.70	$1.05
Quarter Ended September 30, 2013	$2.15	$1.10
Quarter Ended December 31, 2013	$1.99	$1.05
Quarter Ended March 31, 2014	$2.75	$1.50
Quarter Ended June 30, 2014	$2.35	$1.03
Quarter Ended September 30, 2014	$2.35	$2.00
Quarter Ended December 30, 2014	$2.25	$2.00
Quarter Ended March 31, 2015	$3.25	$1.85
Quarter Ended June 30, 2015	$3.40	$1.50

The source of these high and low prices was the OTCQB Markets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

10.         Description of the Eligible Securities; Source and Amount of Consideration.

Only the Notes and Eligible Warrants issued pursuant to the Loan Agreement are eligible to participate in this Offer.

Notes

As of July 29, 2015, $13,350,000, principal amount of Notes was outstanding. As of September 9, 2015, the balance of the Notes (principal and interest accrued and unpaid as of September 9, 2015) will be $15,741,110. In addition, there is an additional $1,600,000 of commitments for Notes which may be drawdown under the Loan Agreement and which would be eligible to participate in the Offer.

The Notes were issued between June 11, 2013 and May 18, 2015, pursuant to the Loan Agreement. The Notes are due May 31, 2016, accrue interest at a rate of 15% per annum and are secured by substantially all of the assets of the Company and the other Borrowers. Interest on the Notes is payable on the maturity date or such earlier date of which the obligations thereunder become due and payable.

Eligible Warrants

The Eligible Warrants were issued by the Company between June 11, 2013 and May 18, 2015 to the lenders under the Loan Agreement in connection with each advance made thereunder at a rate of 20,000 warrants for each $100,000 advanced. As of July 29, there are Eligible Warrants to purchase 6,209,484 shares outstanding. In addition, as there is an additional $1,600,000 of commitments for Notes which may be drawdown under the Loan Agreement and which would be eligible to participate in the Offer, Eligible Warrants to purchase an additional 744,187 shares would also be eligible to participate in the Offer.

The Eligible Warrants expire on June 6, 2018. The Eligible Warrants are exercisable at $2.15 per share, subject to full ratchet adjustment for issuances of common stock or common stock equivalents below the conversion price, subject to certain exceptions. Additionally, the exercise price may not be adjusted below $1.00. The Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure.

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New Shares

We are offering to exchange the Notes for the issuance of restricted common stock (the “Shares” or the “New Shares”) for the settlement of the balance of the note (principal and interest accrued and unpaid as of September 9, 2015) at $2.15 per share, subject to adjustment in the event the Company completes an offering of common stock or securities convertible into common stock on or prior to December 31, 2015, in which the Company receives gross proceeds of at least $5 million and the offering price per share of common stock (a conversion price in the case of convertible securities) is below $2.15 (the first such offering, if any, to occur is referred to as the “Future Offering”). In the event the Future Offering is consummated on or before December 31, 2015, the price per New Share issued in exchange for the Notes in this Offer shall be reduced (the “Reduced Price”) to the greater of (i) the price at which shares of common stock are sold in the Future Offering (or the conversion price if convertible securities are sold in the Future Offering) and (ii) $1.00. The reduction to the price per share issued in this Offer shall be affected by issuing to each holder of Notes that participates in the Offer additional New Shares so as to reduce the price at which New Shares are issued to the Reduced Price. As an example, if a holder of Notes is issued 100,000 New Shares in exchange for $215,000 of principal and accrued interest of Notes and the Company completes a Future Offering at a price per share of $2.00, the Reduced Price will be $2.00 and the Company will issue to such holder an additional 7,500 New Shares.

New Warrants

We are offering to exchange Eligible Warrants for the issuance of a like number of new warrants to purchase common stock (“New Warrants”). Your Eligible Warrants have full-ratchet anti-dilution protection, which means that should the Company issue equity securities in the future at a price per share less than the then-current exercise price, then the exercise price of the Eligible Warrant would be reduced to such lower price per share (subject to a minimum adjusted exercise price of $1.00 per share) and the number of shares of common stock issuable upon exercise of the Eligible Warrant would be increased correspondingly. The Eligible Warrant and New Warrants are identical other than the elimination of this full ratchet anti-dilution provision.

Effect of Exchange on the Availability of Rule 144

The New Shares issuable under the Offer are being issued in reliance upon exemptions from the Securities Act. Therefore, the shares of common stock issuable under the Offer are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the New Shares issued under the Offer shall be deemed to have been acquired at the time the Note was acquired and fully paid for and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act, at that time.

The shares of common stock issuable upon exercise of the New Warrants will be issued in reliance upon exemptions from the Securities Act. Therefore, these shares of common stock are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the New Warrants may be exercised pursuant to a “cashless” or “net issue” exercise, and, if so exercised, the shares of common stock acquired upon such exercise shall be deemed to have been acquired at the time the Eligible Warrants were acquired and fully paid for and could be available for immediate resale under Rule 144 under the Securities Act, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Exchange Act, at that time.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon exchange of a Note would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Note to the New Shares issued.

Consideration for the Exchange

We will issue New Securities in the form described in this Offer to Exchange in exchange for Eligible Securities properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

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11.         Information Regarding Boomerang Systems, Inc.

Overview

Our company, Boomerang Systems, Inc, is engaged in the business of marketing, designing, engineering, manufacturing, installing and servicing its RoboticValet® automated parking systems, with corporate and sales offices in Florham Park, New Jersey, and a research, design, engineering, production and testing center in Logan, Utah.

Our common stock is traded on the OTCQB under the symbol “BMER.” Our principal executive offices are located at 30 A Vreeland Road, Florham Park, NJ 07932 and our telephone number is (973) 538-1194. Our internet address is www.boomerangsystems.com. Information contained on our website does not constitute a part of the Offer. For additional information regarding Boomerang, you should also review the materials that we have filed with the SEC and have listed in Section 17 Additional Information.

Pro Forma Data

The following table represents unaudited pro forma financial data and assumes that all holders of Eligible Securities exchange their Eligible Securities for the New Shares and New Warrants. This pro forma information is provided for illustrative purposes only and shows the elimination of the Notes from the items Debt – long-term, net of discount and Debt – long-term, related party, net of discount under long-term liabilities, the elimination of accrued interest from accounts payable and accrued liabilities and the addition of $5,391 of common stock, $11,586,207 of additional paid in capital and $1,344,865 of accumulated deficit.

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BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

PROFORMA BALANCE SHEET

(UNAUDITED)

Proforma
March 31,
2015
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,895,130
Accounts receivable, net	237,915
Retainage receivable	589,889
Inventory	1,047,813
Prepaid expenses and other assets	126,010
Total current assets	3,896,757

Property, plant and equipment, net	2,068,153

Other assets:
Security deposit	43,434
Total other assets	43,434

Total assets	$6,008,344

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$4,012,577
Due to related party	-
Deposit payable	305,000
Billings in excesss of costs and estimated earned profits on uncompleted contracts	3,829,843
Estimated loss on uncompleted contract	111,343
Debt- current portion	80,538
Total current liabilities	8,339,301

Long-term liabilities:
Debt- long-term, net of discount	303,322
Debt- long-term- related party, net of discount	500,000
Derivative liability	120,120
Total long-term liabilities	923,442

Total liabilities	9,262,743

Stockholders' deficit:
Preferred stock, $0.01 par value; authorized shares 1,000,000; 0 shares issued and outstanding	-
Common stock, $0.001 par value; authorized shares 200,000,000 23,625,418 and 8,645,023 issued and outstanding	23,625
Additional paid in capital	97,368,952
Accumulated deficit	(100,646,976)
Total stockholders' deficit	(3,254,399)

Total liabilities and stockholders' deficit	$6,008,344

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12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

The Offer is open to all holders of Eligible Securities, including any of our directors, officers and affiliates who are holders of such Eligible Securities. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Eligible Securities.

As of June 30, 2015, to the best of our knowledge, there were nine holders that beneficially own more than 5% of the outstanding shares of our common stock and held Eligible Securities.

The Offer was unanimously approved by our Board of Directors, after due deliberation. The board is not disinterested with respect to the Offer, as some of the directors hold Eligible Securities.

As of June 30, 2015, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 14,499,544 shares of our common stock (includes shares issuable upon exercise of options and warrants).

The following officers, directors, 5% stockholders and affiliates of the Company hold Eligible Securities as follows:

Name	Principal Amount of Notes	Accrued and Unpaid Interest as of June 30, 2015	Number of Eligible Warrants June 30, 2015
Mulvihill Family Members (1)	$1,750,000	$232,147	813,959
MRP Holdings, LLC(2)	$400,000	$52,718	186,051
Burton I. Koffman and David Koffman(3)	$750,000	$181,084	348,838
Anthony P. Miele, III(4)	$25,000	$5,444	11,631
Alexandria Equities, LLC(5)	$700,000	$65,694	325,585
Albert Behler(6)	$400,000	$50,357	186,051
James Gelly(7)	$400,000	$52,718	186.051
Parking Source, LLC(8)	$300,000	$670,289	1,395,352

(1)	Directly and indirectly through entities they control, family members of Christopher Mulvihill, the Company’s President and a principal stockholder of the Company, and of Gail Mulvihill, a principal stockholder of the Company.

(2)	MRP Holdings LLC is owned by Mark Patterson, the Chairman of the Board of Directors, a principal stockholder and the former Chief Executive Officer of the Company.

(3)	Directly and indirectly through entities they control and by members of their families and entities they control, Burton Koffman and David Koffman are principal stockholders of the Company. In addition, David Koffman is a director of the Company.

(4)	Anthony P. Miele, III is a director of the Company.

(5)	Alexandria Equities, LLC is a principal stockholder of the Company.

(6)	Albert Behler is a principal stockholder of the Company.

(7)	James Gelly is the Chief Executive Officer and a director of the Company.

(8)	Parking Source, LLC is a principal stockholder of the Company.

Except for the issuance of Eligible Securities upon draw downs made by the Company pursuant to the terms of the Loan Agreement, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Eligible Securities during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

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13.         Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Securities as contemplated by this Offer. Our obligation under this Offer to Exchange to accept any tendered Eligible Securities for exchange is subject to conditions, including the conditions described in Section 8 Conditions of the Offer.

14.         Certain United States Federal Income Tax Considerations.

The following is a summary of certain material U.S. federal income tax considerations relating to the ownership and disposition of our common stock and New Warrants received under the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Securities or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Securities as compensation; or investors who hold the Eligible Securities as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Securities and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Securities or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Notes or Eligible Warrants for common stock of the company or New Warrants pursuant to the Offer and owning and disposing of shares of our common stock or New Warrants received pursuant to the Offer. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

THE FOLLOWING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM (I) THE EXCHANGE OF ELIGIBLE SECURITIES FOR COMMON STOCK AND NEW WARRANTS PURSUANT TO THE OFFER AND (II) OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK AND NEW WARRANTS RECEIVED UPON PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS, AS WELL AS THE APPLICATION UNDER ANY APPLICABLE TAX TREATY.

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Cancellation of Indebtedness Income

If the fair market value of the common stock issued by the Company in the exchange (and the fair market value of the portion of the New Warrants, if any, deemed to have been exchanged for the Eligible Notes) is less than the principal amount of Notes exchanged therefor, the Company will recognize cancellation of indebtedness income. Based upon the terms of the exchange set forth herein, it is possible that the fair market value of the common stock issued in exchange for a Note (including the fair market value of the portion of the New Warrants, if any, deemed to have been exchanged for the Note) would be less than the principal amount of the Note. In such a case, the Company will recognize cancellation of indebtedness income in an amount equal to the difference between the principal amount of the Notes surrendered and the fair market value of the common stock (and the fair market value of any portion of the New Warrants) allocated thereto (unless an exception to such cancellation of indebtedness income applies).

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Notes or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Notes and Eligible Warrants for Common Stock and New Warrants

The federal income tax consequences of the exchange of Notes and Eligible Warrants for common stock and New Warrants will depend on whether the exchange is treated as a “recapitalization” under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. It is uncertain whether the exchange constitutes a recapitalization provided that the Notes constitute “securities” for U.S. federal income tax purposes (“Tax Securities”).

The term "securities" is not defined in the Code or the applicable Treasury regulations and has not been clearly defined by judicial decisions or administrative rulings. In general, the determination of whether a debt instrument constitutes a Tax Security is based upon an evaluation of all of the facts and circumstances, including the nature of the debt instrument, the degree of participation and continuing interest of holders of the debt instruments in the affairs of the business and the extent of proprietary interest compared with the similarity of the note to a cash payment. In making this determination, courts have typically focused on the original term of the debt instrument (i.e., the length of time between the issuance of the debt instrument and its maturity). In general, (i) debt instruments with an original term of 5 years or less are rarely treated as Tax Securities; (ii) debt instruments with an original term of 10 years or more are likely to be treated as Tax Securities; and (iii) the classification as Tax Securities of debt instruments with an original term of more than 5 but less than 10 years is uncertain. The Notes have an original term of 5 or less years. Based upon an evaluation of the factors relevant to the classification of Notes as Tax Securities, the status of the Notes as Tax Securities is uncertain.

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If the Notes are properly treated as Tax Securities, then the exchange should be treated as a recapitalization, in which case: (i) you generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Note or the receipt of the New Warrants, (ii) your holding period in the common stock and New Warrants (other than common stock and New Warrants received in exchange for accrued and unpaid interest) should include the holding period of the Notes and/or Eligible Warrants exchanged therefor, (iii) your adjusted tax basis of the common stock and New Warrants should generally be the same as the adjusted tax basis of the Notes and Eligible Warrants exchanged therefor (less any basis attributable to accrued but unpaid interest), allocated between the Notes and Eligible Warrants in proportion to their relative fair market values and (iv) you generally should recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Notes and Eligible Warrants for common stock and New Warrants, and common stock received with respect to the interest portion on the Notes will generally have an initial tax basis equal to the fair market value of such stock or New Warrants, as applicable at the time of the exchange.

Alternatively, to the extent that the Notes are not properly treated as Tax Securities, then: (i) the Exchange will be a taxable transaction. In such a case, except as otherwise provided below: (i) you will recognize gain or loss equal to the difference between the fair market value of the common stock and New Warrants received and your adjusted tax basis in the Eligible Securities surrendered, (ii) your holding period will not include the holding period of the Eligible Securities exchanged therefor, and (iii) your adjusted tax basis in the common stock and Warrants will generally be equal to the fair market value of such common stock at the time of the exchange. Amounts received with respect to accrued and unpaid interest will generally be treated as interest income taxable at ordinary income rates.

Market Discount

Any gain recognized by a U.S. Holder in connection with the exchange generally will be treated as ordinary income to the extent of such holder's accrued market discount. Any remaining accrued market discount on the Notes (to the extent not previously included by a U.S. Holder as ordinary income) generally will be taxed as ordinary income upon the U.S. Holder's sale or other disposition of the common stock received in exchange for such Notes. In general, market discount is the excess, as of the date of a U.S. Holder's acquisition of a Note, of the Note's stated redemption price at maturity over the U.S. Holder's tax basis in the Note, subject to a de minimis rule. Market discount, if any, accrues ratably from the date the holder purchases a note until its final maturity.

Possible Treatment of Exchange as a Deemed Distribution

Section 305(a) of the Code provides the general rule that gross income does not include the amount of any distribution of the "stock" of a corporation made by such corporation to its "shareholders" with respect to its stock. For purposes of Section 305, the term "stock" includes rights to acquire stock and the term "shareholder" generally includes a holder of rights or of convertible securities. Section 305(b) of the Code provides several exceptions to this general non-recognition rule pursuant to which taxable distributions will result. Section 305(c) of the Code provides that a change in redemption price, a difference between redemption price and issue price, a redemption which is treated as a distribution to which section 301 applies, or any transaction (including a recapitalization) having a similar effect on the interest of any shareholder may be treated as a distribution with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such change, difference, redemption, or similar transaction. Thus, under certain circumstances, it is possible for a recapitalization to be treated as resulting in a taxable distribution under Section 305(c) for federal income tax purposes.

In general, a recapitalization should not be treated as a taxable distribution under Section 305 of the Code if the recapitalization (i) has a bona fide business purpose, (ii) is an isolated transaction and (iii) is not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of a corporation. Based on the foregoing, the Company believes that the exchange should not be treated as a taxable distribution under Section 305 of the Code.

Distributions on Common Stock Received upon Participation in the Offer

Any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

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Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange, Call, or Expiration of a New Warrant.

Upon a sale, exchange (other than by exercise), call, expiration, or other taxable disposition of a New Warrant, a U.S. holder will be required to recognize gain or loss in an amount equal to the difference between (i) the amount , if any, realized upon such disposition (or, if the new Warrant is held as part of a unit at the time of the disposition of the unit, the portion of the amount realized on such disposition that is allocated to the New Warrant based on the then fair market value of the new Warrant) and the U.S. holder’s tax basis in the New Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the new Warrant was held by the U.S. holder for more than one year at the time of such disposition. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of our common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, or the proceeds of a sale, exchange or disposition of our common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Holders who do not participate in the Offer

U.S. Holders of Notes who elect not to participate in the Offer and do not exchange their Notes for common stock should not recognize gain or loss as a consequence of the Offer. However, U.S. Holders who do not participate in the Offer will have taxable ordinary interest income upon the receipt of cash from the Company in payment of accrued and unpaid interest on the Notes (provided that such interest has not already been included in income by such U.S. Holder).

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Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of Notes or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Notes for Common Stock

As noted above, it is unclear whether an exchange of the Notes for the Shares will constitute a “recapitalization” for U.S. federal income tax purposes. If the exchange is properly treated as a recapitalization, then: (i) you generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the principal portion of the Notes, (ii) your holding period in the common stock (other than common stock received in exchange for accrued and unpaid interest) should include the holding period of the Notes exchanged therefor, (iii) your adjusted tax basis of the common stock should generally be the same as the adjusted tax basis of the Notes exchanged therefor (less any basis attributable to accrued but unpaid interest), and (iv) you generally should recognize gain for U.S. federal income tax purposes as a result of the exchange of the interest portion of the Notes for common stock (subject to potential exclusion for “portfolio interest” exception for interest paid to certain non-U.S. Holders, if applicable), and common stock received with respect to the interest portion on the Notes will generally have an initial tax basis equal to the fair market value of such stock at the time of the exchange.

Alternatively, to the extent that the Notes are not properly treated as Tax Securities, then: (i) the Exchange will be a taxable transaction. In such a case, subject to the discussion of backup withholding and the HIRE Act below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such exchange and certain other conditions are met; or

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States).

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from exchange exceeds capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below.

Note that common stock issued in exchange for accrued and unpaid interest paid to certain Non-U.S. Holders may also be eligible for the “portfolio interest” exception from U.S. income and withholding taxes.

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Distributions on Common Stock Received upon Participation in the Offer

If you receive a distribution with respect to our common stock that is treated as a dividend because it is either paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including (without limitation) any deemed dividends described above in “Possible Treatment of Exchange as a Deemed Distribution,” you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock or New Warrants

Subject to the discussion of backup withholding and the HIRE Act below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock or New Warrants received pursuant to the offer, unless:

•	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

•	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

HIRE Act

The Hiring Incentives to Restore Employment Act of March 2010 (the “HIRE Act”), including the Foreign Account Tax Compliance Act (“FATCA”) provisions promulgated thereunder, generally provides that (1) a 30% withholding tax may be imposed on certain payments of U.S. source income (such as dividends) to certain Non-U.S. Holders, and (2) beginning January 1, 2017, a 30% withholding tax may be imposed on the proceeds from the sale of property by certain Non-U.S. Holders that could give rise to certain types of U.S. source payments. Withholding is generally required unless such Non-U.S. Holders enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such Non-U.S. Holders, as well as certain other information relating to such interests.  Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA and the HIRE Act.

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Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder, and the tax withheld with respect to such dividends. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Securities pursuant to this Offer to Exchange.

16.	Additional Information.

We file reports and other documents, with the SEC, including our Annual Report on form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on December 29, 2014, we recommend that you review the reports and other documents we file with the SEC.

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on December 29, 2014;

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•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, filed with the SEC on February 17, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 15, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on December 30, 201 (as amended by Form 8-K/A filed with the SEC on January 8, 2015), January 20, 2015, January 30, 2015, February 17, 2015, March 12, 2015 and June 10, 2015;

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company by mail at 30 A Vreeland Road, Florham Park, NJ 07932, by email at ryanc@boomerangsystems.com or by facsimile at (973) 387-8513.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Securities pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to the Company at the telephone number or address set forth below.

Boomerang Systems, Inc.

30 A Vreeland Road

Florham Park, NJ 07932

Telephone: (973) 538-1194 x 101

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